                                                                     EXHIBIT 4.2


                              GUARANTEE AGREEMENT

        This Guarantee Agreement, dated __________, 1996 (this "Agreement"), is entered into by and among Thermo Fibergen Inc. (the "Corporation"), Thermo Electron Corporation ("Thermo Electron"), and NatWest Securities Limited, Lehman Brothers Inc. and Oppenheimer & Co., Inc., as representatives (the "Representatives") of the several underwriters (the "Underwriters") named in
Schedule I to that certain Underwriting Agreement of even date herewith by and among the Corporation, Thermo Fibertek Inc. ("Thermo Fibertek"), Thermo Electron and the Representatives (the "Underwriting Agreement").

        WHEREAS, the Corporation, Thermo Fibertek, Thermo Electron and the Representatives have entered into the Underwriting Agreement pursuant to which the Corporation proposes to issue and sell to the several Underwriters 3,100,000 Units (the "Firm Units"), each Unit consisting of one share of Common Stock, $.01 par value, of the Corporation (the "Common Stock") and one redemption right (collectively, the "Redemption Rights") to require the Corporation to purchase one share of Common Stock, together with up to an additional 465,000 Units, solely to cover over-allotments in connection with the sale of the Firm Units, all as further described in the Corporation's Prospectus (as defined in the Underwriting Agreement); and

        WHEREAS, such issuance and sale of the Units will be materially enhanced by the existence of a subordinated guaranty of Thermo Electron of the Corporation's obligations under the Redemption Rights;

        NOW, THEREFORE, FOR VALUE RECEIVED, the parties hereby agree as follows:

        1. Thermo Electron hereby agrees to guarantee, as provided in the Guarantee dated the date hereof and attached hereto as Exhibit A, on a subordinated basis, the due and punctual payment of any amounts due from the Corporation to holders of Redemption Rights pursuant to the Corporation's obligation to redeem shares of its outstanding Common Stock during the Redemption Periods (as defined on the face of each certificate representing Redemption Rights (collectively, "Rights Certificates")), in case of the failure of the Corporation to make any such payment punctually when and as the same shall become due and payable. For purposes of this Agreement, all of the Guarantees of the Redemption Rights referred to in the preceding sentence shall be referred to as the "Guarantee."

         2. The text of the Guarantee shall be endorsed on the back of each Rights Certificate and shall be executed and attested by duly authorized officers of Thermo Electron under its corporate seal. Such signatures may be manual or facsimile.

        3. Upon the failure or prospective failure of the Corporation to meet its redemption obligations during any Redemption Period, the Corporation shall deliver to Thermo Electron, at the earliest practicable time, a statement of the failure or the prospective failure of the Corporation to meet its obligations and the correct amount to be paid in respect of such redemption. Failure of the Corporation to deliver such statement shall not relieve Thermo Electron of its obligations under this Agreement or the Guarantee.

        4. The Company hereby covenants to cause notice of the commencement of each Redemption Period to be published in the Wall Street Journal, and to be mailed to the holders of record of the Redemption Rights, not less than 15 nor more than 45 days prior to the commencement of such Redemption Period.

         5. (a) The Corporation and Thermo Electron hereby covenant that they will not, without the consent of the holders of a majority of the Redemption Rights other than Thermo Electron and its subsidiaries, take any voluntary action to avoid or seek to avoid the observance or performance of any of the terms of the redemption obligations described in the Prospectus.

                (b) The Corporation and Thermo Electron hereby covenant that neither Thermo Electron nor any of its "affiliates" (as that term is defined in Rule 405 under the Securities Act of 1933) will purchase any shares of Common Stock in the open market, other than upon the redemption of Common Stock pursuant to the exercise of the Redemption Rights, from and after the date on which notice of the commencement of a Redemption Period is published in the Wall Street Journal and until the end of such Redemption Period.

                (c) The Corporation hereby covenants that it will not (i) reorganize or reclassify the Common Stock, (ii) merge or consolidate with another corporation or other legal entity or (iii) sell or transfer all or substantially all of its business or assets, unless adequate provision made so that the Redemption Rights are adjusted so as to preserve the economic benefits thereof to the holders, as determined by the Board of Directors of the Corporation in its reasonable discretion, which benefits shall include the right to receive cash.

        6. This Agreement may be amended only by written amendment signed by the parties, and no such amendment that dilutes or impairs the rights of the holders of the Redemption Rights shall be effective against such holders without the consent of the holders of two-thirds of the then outstanding Redemption Rights other than Thermo Electron and its subsidiaries.

         7. This Agreement is effective as of the date hereof and shall terminate on the date that the redemption obligations of the Corporation have been satisfied in full.

         8. This Agreement has been entered into for the benefit of the holders of the Redemption Rights from time to time and such holders are third party beneficiaries hereof.

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

        Executed as a sealed instrument.


THERMO FIBERGEN INC.                       THERMO ELECTRON CORPORATION


By: ________________________________       By: ________________________________

Title: _____________________________       Title: _____________________________


NATWEST SECURITIES LIMITED
LEHMAN BROTHERS INC.
OPPENHEIMER & CO., INC.
        as Representatives of the several
        Underwriters named in Schedule I to
        the Underwriting Agreement

By:     NATWEST SECURITIES LIMITED

By: ________________________________

Title: _____________________________

                                       3
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                                                                       EXHIBIT A

        1. FOR VALUE RECEIVED, Thermo Electron Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Guarantor"), hereby unconditionally guarantees to the holder of the Rights represented by the Certificate upon which this Guarantee is endorsed (the "Holder") the due and punctual payment of any amounts due from Thermo Fibergen Inc. ("TFG") to the Holder pursuant to TFG's obligation to redeem shares of its outstanding Common Stock during any Redemption Period, as that term is defined on the face of this Certificate, in case of the failure of TFG to make any such payment punctually when and as the same shall become due and payable.

        2. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of TFG's redemption obligations and shall be applicable without regard to the provisions of Section 160 of the Delaware General Corporation Law (with respect to the impairment of the capital of TFG) or other legal prohibition or impediment and irrespective of the absence of any action to enforce the same, any waiver or consent by the Holder, the recovery of any judgment against TFG or any action to enforce the same or any other circumstances that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of TFG, any right to require a proceeding first against TFG, protest or notice with respect to redemption of TFG's Common Stock as provided in this Certificate relating to redemption of TFG's Common Stock and of this Guarantee.

        3. (a) Prior to satisfaction in full of the aforesaid redemption obligations and this Guarantee, the Guarantor will not merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation or entity, unless (i) either (A) the Guarantor shall be the surviving corporation in the case of a merger or (B) the surviving, resulting or transferee corporation or entity shall expressly assume the due and punctual performance of all of the covenants and obligations of the Guarantor under this Guarantee and (ii) the Guarantor or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, sale or conveyance, be in default in the performance of any covenants or obligations of the Guarantor under this Guarantee.

         (b) Upon any merger, consolidation, sale, conveyance or assumption as provided in Section 3(a), the successor or assuming corporation shall succeed to and be substituted for, and may exercise every right and power of and be subject to all the obligations of, the Guarantor under Guarantee with the same effect as if such successor or assuming corporation had been named as the guarantor therein and herein and the Guarantor shall be released from its liability as obligor under this Guarantee.

        4. (a) The Guarantor, for itself, its successors and assigns, covenants and agrees, and each Holder by his acceptance of the Rights likewise covenants and agrees, that all obligations of the Guarantor relating to payment of any amounts due for the redemption of TFG Common Stock pursuant to the terms set forth in this Certificate are hereby expressly

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subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor.

        "Senior Indebtedness" shall mean the principal of, premium, if any, and interest and other amounts due on or with respect to the following, whether outstanding at the date hereof or thereafter incurred or created:

                  (i) indebtedness of the Guarantor for money borrowed by the Guarantor (including, without limitation, purchase money obligations), whether or not evidenced by debentures, bonds, notes or other corporate debt securities or similar instruments issued by the Guarantor (including the principal of, premium, if any, and interest on the Guarantor's 5% Senior Convertible Debentures due 2001 and 4 5/8% Senior Convertible Debentures due 1997); provided, however, that Senior Indebtedness shall not include (i) the Guarantor's obligations with respect to its outstanding 4 1/4% Convertible Subordinated Debentures due 2003 or its outstanding 4 7/8% Convertible Subordinated Debentures due 1997, obligations represented by which rank pari passu with the obligations represented by this Guarantee in right of payment, (ii) the Guarantor's subordinated guarantees of the principal, premium, if any, and interest on the Non-Interest Bearing Convertible Subordinated Debentures due 2003 issued by Thermedics Inc., the Non-Interest Bearing Convertible Subordinated Debentures due 2001 issued by Thermo Ecotek Corporation, the 6 1/2% Convertible Subordinated Debentures due 1997 and the 4 5/8% Convertible Subordinated Debentures due 2003 issued by Thermo TerraTech Inc., the 6 5/8% Convertible Subordinated Debentures due 2001 issued by Thermo Instrument Systems Inc., the Non-Interest Bearing Convertible Subordinated Debentures due 1997 issued by Thermo Cardiosystems Inc., the 3 3/4% Convertible Subordinated Debentures due 2000 issued by Thermo Voltek Corp., the 4 7/8% Convertible Subordinated Debentures due 2000 issued by Thermo Remediation Inc., the 5% Convertible Subordinated Debentures due 2000 issued by ThermoQuest Corporation or the 5% Convertible Subordinated Debentures due 2000 issued by Thermo Optek Corporation, obligations represented by which rank pari passu with the obligations represented by this Guarantee in right of payment, or (iii) the Guarantor's subordinated guarantee of the obligations to redeem the common stock of ThermoLyte Corporation, obligations represented by which rank pari passu with the obligations represented by this Guarantee in right of payment;

                  (ii) obligations to reimburse any bank or other person in respect of amounts paid under letters of credit;

                  (iii) leases of real property, equipment or other assets, which leases are capitalized in the Guarantor's financial statements in accordance with generally accepted accounting principles;

                  (iv) commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to the Guarantor;

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

                  (v) obligations of the Guarantor under interest rate or currency swaps, floors, caps or other similar arrangements intended to hedge interest rates or currency exposure;

                  (vi) indebtedness secured by any mortgage, pledge, lien or other encumbrance on property which is owned or held by the Guarantor subject to such mortgage, pledge, lien or encumbrance, whether or not the indebtedness secured thereby shall have been assumed by the Guarantor

                  (vii) obligations of the Guarantor constituting guarantees of indebtedness of or joint obligations with another or others which would be included in the preceding clauses (i), (ii), (iii), (iv), (v) or
         (vi) (including the Guarantor's guarantee of the principal of, premium, if any, and interest on the 3 3/4% Senior Convertible Debentures due 2000 of Thermo Instrument Systems Inc.); and

                  (viii) modifications, renewals, extensions or refundings of any of the indebtedness, leases, fees or obligations referred to in the preceding clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) or debentures, notes or other evidences of indebtedness issued in exchange therefor;

         provided, however, that Senior Indebtedness shall not include any particular indebtedness, lease, fee or obligation, modification, renewal, extension or refunding or exchanged securities if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness, lease, fee or obligation or such modification, renewal, extension or refunding thereof or exchanged securities are stated to be not superior in right of payment to the Guarantees.

                  (b) (i) In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Guarantor or to its creditors, in their capacity as such creditors, or to its property, or event of any proceedings for voluntary liquidation, dissolution or other winding up of the Guarantor, whether or not involving insolvency or bankruptcy, or in the event of any assignment for the benefit of creditors of the Guarantor or any marshaling of assets of the Guarantor, then the holders of Senior Indebtedness of the Guarantor shall first be entitled to receive payment in full of the principal of (and premium, if any) and interest, including interest thereon accruing after the commencement of any such proceeding, on all Senior Indebtedness of the Guarantor before the holders of any of the Redemption Rights shall be entitled to receive any payment on account of the obligations of the Guarantor pursuant to Section 1, and to that end the holders of Senior Indebtedness of the Guarantor shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such proceedings in respect to obligations of the Guarantor relating to the Redemption Rights other than securities of the Guarantor as reorganized or readjusted or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 4 with respect to the obligations of the Guarantor relating to the Redemption Rights, to the payment of all Senior Indebtedness of the Guarantor, provided that the rights of the holders of Senior Indebtedness of the Guarantor are not altered by such reorganization or readjustment. For the purposes of this Section, no consolidation, merger, conveyance or transfer made pursuant to the provisions of Section 3 shall be deemed to be a liquidation, reorganization, dissolution or other winding up of the Guarantor.

                  (ii) If under the circumstances set forth in paragraph (b)(i) of this Section, and notwithstanding the provisions thereof, any payment or distribution of assets of the Guarantor of any kind, whether in cash, property, or securities (other than securities of the Guarantor reorganized or readjusted or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Section with respect to the obligations of the Guarantor relating to the Redemption Rights, to the payment of all Senior Indebtedness of the Guarantor provided that the rights of the holders of Senior Indebtedness of the Guarantor are not altered by such reorganization or readjustment) shall be received by the holders of the Redemption Rights in respect of the obligations of the Guarantor before the principal of (and premium, if any) and interest on all Senior Indebtedness of the Guarantor is paid in full, such payment or distribution shall be paid over to the holders of Senior Indebtedness of the Guarantor, ratably, for application to the payment of the principal of (and premium, if any) and interest on all Senior Indebtedness of the Guarantor remaining unpaid until all the principal of (and premium, if any) and interest on all Senior Indebtedness of the Guarantor shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Guarantor.

                  (iii) Upon any distribution of assets of the Guarantor referred to in this Section, the holders of the Redemption Rights shall be entitled to rely upon any final order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and the holders of the Redemption Rights shall be entitled to rely upon a certificate of the liquidating trustee or agent or other person making any distribution to the holders of the Redemption Rights for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Guarantor and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

                  (c) (i) Upon the maturity of any Senior Indebtedness of the Guarantor by lapse of time, acceleration or otherwise, all principal thereof (and premium, if any) and interest due thereon, including interest thereon accruing after the commencement of any proceeding of the type referred to in paragraph (i) of Section (b) above, shall first be paid in full, or such payment duly provided for in cash, before any payment, directly or indirectly, is made on account of the obligations of the Guarantor relating to the Redemption Rights.

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

                  (ii) Upon the happening of an event of default with respect to any Senior Indebtedness of the Guarantor, as defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Guarantor, directly or indirectly, on account of the obligations of the Guarantor relating to the Redemption Rights.

                  (d) In case cash, securities or other property otherwise payable or deliverable to the holders of the Redemption Rights on account of the Guarantee shall have been applied, pursuant to Section (b) or (c), to the payment of Senior Indebtedness of the Guarantor, then, upon the payment in full of the principal of (and premium, if any) and interest on all Senior Indebtedness of the Guarantor, the holders of the Redemption Rights shall be subrogated to any rights of any holders of Senior Indebtedness of the Guarantor, to receive any further payments or distributions applicable to Senior Indebtedness of the Guarantor until the obligation of the Guarantor in respect of this Guarantee shall have been discharged in full, and such payments or distributions received by the holders of the Redemption Rights by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness of the Guarantor, shall, as between the Guarantor and its creditors other than the holders of Senior Indebtedness of the Guarantor, on the one hand, and the holders of the Redemption Rights on account of this Guarantee, on the other hand, be deemed to be a payment by the Guarantor on account of Senior Indebtedness of the Guarantor and not on account of the Redemption Rights.

                  (e) No present or future holder of any Senior Indebtedness of the Guarantor shall be prejudiced in any way in the right to enforce the subordination of this Guarantee by any act or failure to act on the part of the Guarantor. The provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness of the Guarantor, on the one hand, and the holders of the Redemption Rights on account of this Guarantee, on the other hand, against the Guarantor and its assets, and nothing contained in this Section 4 shall impair, as between the Guarantor and the holder of any Redemption Rights, the obligation of the Guarantor, which is unconditional and absolute, to perform in accordance with the terms of this Guarantee or prevent the holder of any Redemption Rights, upon default hereunder or under the terms of such Redemption Rights, from exercising all rights, powers and remedies otherwise provided herein or therein or by applicable law, all subject to the rights of the holders of Senior Indebtedness of the Guarantor under this Section 4 to receive cash, property or securities otherwise payable or deliverable to the holders of the Redemption Rights on account of this Guarantee.

                (f) Nothing contained in this Section 4 shall prevent at any time, except under the conditions described in Section 4(b) and (c) hereof or during the pendency of any dissolution, winding up, liquidation or reorganization proceedings therein referred to, the Guarantor from performing its obligations under this Guarantee.

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        5. The Guarantor shall be subrogated to all rights of the holders of the
Redemption Rights against TFG in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee to the end that the Guarantor shall be entitled to receive the shares of TFG Common Stock as to which it makes payments in respect of TFG's redemption obligations hereunder.

         6. This Guarantee shall be governed by and construed in accordance with the laws of Commonwealth of Massachusetts.

        7. The Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Guarantee and to constitute the same a valid obligation of the Guarantor have been done and performed and have happened in due compliance with all applicable laws.

         8. By his acceptance hereof, each Holder acknowledges and agrees that this Guarantee supersedes any and all prior guarantees by Guarantor to such Holder with respect to any redemption obligations of TFG as to its Common Stock.

        WITNESS the facsimile seal of the Guarantor and the facsimile signatures of its duly authorized officers.

Dated:  ____________


______________________         [Seal]   _____________________________________
     Secretary                          President and Chief Executive Officer





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